EXHIBIT 12

CAPSTEAD MORTGAGE CORPORATION

COMPUTATION OF RATIO OF NET INCOME TO FIXED CHARGES AND RATIO OF NET

INCOME TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(In thousands, except ratios)

(Unaudited)

Computation of ratio of net income to fixed charges:

	Nine Months Ended September 30,	Year Ended December 31,
	2012	2011	2010	2009	2008	2007
Fixed charges	$54,989	$66,080	$56,251	$128,830	$258,453	$275,648

Fixed charges	$54,989	$66,080	$56,251	$128,830	$258,453	$275,648
Net income	128,542	160,204	126,896	129,263	125,923	24,713

	$183,531	$226,284	$183,147	$258,093	$384,376	$300,361

Ratio of net income to fixed charges	3.34:1	3.42:1	3.26:1	2.00:1	1.49:1	1.09:1

Computation of ratio of net income to combined fixed charges and preferred stock dividends:

	Nine Months Ended September 30,	Year Ended December 31,
	2012	2011	2010	2009	2008	2007
Fixed charges	$54,989	$66,080	$56,251	$128,830	$258,453	$275,648
Preferred stock dividends	15,751	20,369	20,233	20,239	20,251	20,256

Combined fixed charges and preferred stock dividends	$70,740	$86,449	$76,484	$149,069	$278,704	$295,904

Fixed charges	$54,989	$66,080	$56,251	$128,830	$258,453	$275,648
Net income	128,542	160,204	126,896	129,263	125,923	24,713

	$183,531	$226,284	$183,147	$258,093	$384,376	$300,361

Ratio of net income to combined fixed charges and preferred stock dividends	2.59:1	2.62:1	2.39:1	1.73:1	1.38:1	1.02:1